EXHIBIT 99.1

This news release contains forward-looking statements, including those regarding our unaudited fourth quarter and fiscal year 2006 net revenues and certain other financial measures, our currently expected first fiscal quarter 2007 and full fiscal year 2007 net revenues, the anticipated date we will file our Annual Report on Form 10-K, the anticipated outlook for certain aspects of our business and our long-term outlook for our company, our industry, our business sectors and our realignment of our manufacturing capacity and the related costs and timing. These statements are based on current expectations, forecasts and assumptions involving risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to: the finalization of our forth quarter and fiscal year 2006 financial statements and the audit thereof, including those portions relating to our historical stock option grants: the results of our review of the recently issued guidance on historical stock option grants issued by the Office of the Chief Accountant of the Securities and Exchange Commission; the results of the review of our past stock option grants being conducted by a Special Committee of our Board and Governmental Authorities; the accuracy of the stated dates of our historical option grants and whether all proper corporate and other procedures were followed; the impact of any restatement of financial statements of the Company or other actions that may be taken or required as a result of such reviews; risks and costs inherent in litigation, including that related to the Company’s stock option grants or any restatement of the financial statements of the Company; whether or when we will realign our capacity and whether any such activity will adversely affect our cost structure, ability to service customers and labor relations; our ability to effectively address certain operational issues that have adversely affected certain of our US operations; changes in technology; competition; anticipated growth for us and our industry that may not occur; managing rapid growth; managing any rapid declines in customer demand that may occur; our ability to successfully consummate acquisitions; managing the integration of businesses we acquire; risks associated with international sales and operations; retaining key personnel; our dependence on a limited number of large customers; business and competitive factors generally affecting the electronic manufacturing services industry, our customers and our business; other factors that we may not have currently identified or quantified; and other risks, relevant factors and uncertainties identified in our Annual Report on Form 10-K for the fiscal year ended August 31, 2005, subsequent Reports on Form 10-Q and Form 8-K and our other securities filings. Jabil disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

JABIL REPORTS RECORD FOURTH QUARTER & FISCAL YEAR 2006 REVENUES

Full Financial Results Anticipated to be Filed With 10-K on November 14

St. Petersburg, FL – September 26, 2006... Jabil Circuit, Inc. (NYSE: JBL), a global electronic product solutions company, today reported unaudited net revenue for the fourth quarter of fiscal 2006 ended August 31, 2006 increased 45 percent to $3.0 billion compared to $2.0 billion for the same period of fiscal 2005. Net revenue for the fiscal year increased 36 percent to $10.3 billion compared to $7.5 billion for fiscal 2005.

“Strong revenue growth continued in our fiscal fourth quarter,” said Timothy Main, Jabil’s president and CEO. “The trend to outsourcing continues to be robust and Jabil’s position in the marketplace continues to rise. We expect to open fiscal 2007 with another record quarter of revenue in the range of $3.1 to $3.3 billion and expect fiscal 2007 revenue growth of approximately 20 percent. While we regret being unable to provide complete financial details at this time, we do anticipate filing our 10K by the November 14th filing deadline,” said Main.

Last week, the Office of the Chief Accountant of the Securities and Exchange Commission ( the “SEC”) publicly issued general guidance for public companies concerning various issues that have arisen in connection with the recent wide spread evaluations by public companies of their historical stock option issuance processes. Jabil is in the process of evaluating this guidance. It is premature to determine whether or not the application of that guidance to the Company’s circumstances will result in it recording any additional compensation expense, or that it will cause the Company to determine that it would need to restate financial results for any prior period.

As previously announced, the Company’s Board of Directors appointed a special committee of the Board to review the company’s stock options grant practices in response to derivative lawsuits filed concerning certain stock options grants. In addition, a similar derivative lawsuit has been filed in Federal Court, as well as a purported class action securities fraud lawsuit concerning historical statements the Company has made with respect to stock options. The special committee of the Board is in the process of conducting its investigation and analysis of the claims asserted in the derivative action. Jabil is cooperating fully with these on-going investigations of the Board’s special committee, the SEC’s informal inquiry on stock option grants and the subpoena from the U.S. Attorney’s Office regarding certain stock option-related material. The Company does not anticipate having any additional comment on this topic until it makes its next filing with the Securities and Exchange Commission.

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Q4 2006 Earnings Release—Add One

September 26, 2006

Fiscal Fourth Quarter 2006 Highlights

•	Sales cycle for the quarter was 14 days.

•	Annualized inventory turns for the quarter were eight turns.

•	Fourth quarter capital expenditures were approximately $95 million.

•	Cash and cash equivalent balances were $774 million at the end of the fourth quarter.

•	A $0.07 quarterly dividend was paid out on September 1, 2006.

•	Completed $200 million stock repurchase program.

Restructuring:

Jabil accrued costs for its previously announced realignment of manufacturing capacity plans during the fourth quarter. The company recognized restructuring and impairment charges of $84.6 million in connection with the restructuring plans along with a deferred tax valuation allowance totaling $35.6 million associated with such plans. Jabil estimates that the realignment of capacity could result in approximately $200 to $250 million of charges. The cash cost of these charges are estimated to be in a range of $150 to $200 million over the course of the next two fiscal years. Discussions with impacted employees and their representatives are underway and the Company is complying with all required statutory and consultation periods. Based upon the information available at this time, the Company estimates that it will record additional costs throughout fiscal 2007 with the majority of these costs being recorded near the end of fiscal 2007. Cash outlays associated with these activities are estimated to occur in the second half of fiscal 2007 and through fiscal 2008.

Fiscal 2007 Guidance:

Jabil management estimates first fiscal quarter of 2007 to be in a revenue range of $3.1 billion to $3.3 billion, or an increase of five to twelve percent sequentially. Jabil said full fiscal year revenue was expected to be approximately 20 percent higher than fiscal 2006.

Company Conference Call Information

Jabil will conduct a conference call to announce its fourth fiscal quarter and full fiscal year 2006 revenues and quarterly highlights today at 4:30 p.m. EST live on the Internet at http://jabil.com. This conference call will be recorded and archived for playback on the web at http://jabil.com. The news release and information will also be available in the investors section of the web site (jabil.com) by approximately 4:00 p.m., EST. A taped replay of the conference call will also be available September 26, 2006 at approximately 7:30 p.m. EST through midnight on September 28, 2006. To access the replay, call (800) 642-1687 from within the United States, or (706) 645-9291 outside the United States. The passcode is 6162648. An archived webcast of the conference call will be available at http://jabil.com/investors/.

Jabil is an electronic product solutions company providing comprehensive electronics design, manufacturing and product management services to global electronics and technology companies. Jabil helps bring electronics products to the market faster and more cost effectively by providing complete product supply chain management around the world. With more than 65,000 employees and facilities in 20 countries, Jabil provides comprehensive, individualized-focused solutions to customers in a broad range of industries. Jabil common stock is traded on the New York Stock Exchange under the symbol, “JBL”. Further information is available on the company’s website: jabil.com.

Investor	& Media Contact:

Beth Walters

Jabil Circuit, Inc.

(727) 803-3349

investor_relations@jabil.com